Exhibit 3.56

Kimball Hill Homes Illinois, LLC
Operating Agreement

This Operating Agreement (“Agreement”) is established as of this 15th day of April, 2004 by Kimball Hill, Inc., an Illinois corporation (“KHI”).

RECITALS

A.       KHI, through its authorized organizer and agent, has caused to be prepared and filed effective as of April 14, 2004, with the Secretary of State of the State of Illinois, Articles of Organization creating Kimball Hill Homes Illinois, LLC as a limited liability company.

B.        KHI desires to operate Kimball Hill Homes Illinois, LLC in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, KHI hereby establishes regulations for Kimball Hill Homes Illinois, LLC as follows:

Section I
Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Illinois Limited Liability Company Act, 805 ILCS 180/9-9, et. seq., as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to the Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i)        the deficit shall be decreased by the amounts which the Member is obligated to restore, if any, pursuant to Section 4.4.2, or is deemed obligated to restore, if any, pursuant to Regulation Sections l.704-2(g)(l) and (i)(5) (i.e., the Member’s share of Minimum Gain and Member Minimum Gain); and

(ii)       the deficit shall be increased by the items described in Regulation Section 1.704-1(b)(2)(ii)-(d)(4), (5), and (6).

“Adjusted Capital Balance” means, as of any day, a Member’s total Capital Contributions less all amounts actually distributed to the Member pursuant to Sections 4.2.3.4.1 and 4.4 hereof. If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Interest transferred.

“Agreement” means this Agreement, as amended from time to time.

“Capital Account” means the account maintained by the Company for each Member in accordance with the following provisions:

(i)        a Member’s Capital Account shall be credited with the Member’s Capital Contributions, the amount of any Company liabilities assumed by the Member (or which are secured by Company property distributed to the Member), the Member’s distributive share of Profit and any item in the nature of income or gain specially allocated to such Member pursuant to the provisions of Section IV (other than Section 4.3.3); and

(ii)       a Member’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Member, the amount of any liabilities of the Member assumed by the Company (or which are secured by property contributed by the Member to the Company), the Member’s distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Member pursuant to the provisions of Section IV (other than Section 4.3.3).

If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of Company property is adjusted pursuant to Section 4.3.3, the Capital Account of the Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of the Member shall be maintained in compliance with the provisions of Regulation Section 1.704-l(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-l(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

“Capital Proceeds” means the gross receipts received by the Company from a Capital Transaction.

“Capital Transaction” means any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements and replacements as determined by the Member. Cash Flow shall not include Capital Proceeds but shall be increased by the reduction of any reserve previously established.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means Kimball Hill Homes Illinois, LLC, an Illinois limited liability company.

“Interest” means the Member’s Profits and Losses of, and the right to receive distributions from, the Company.

“Involuntary Withdrawal” means, with respect to the Member, the occurrence of any of the following events:

(i)        the Member makes an assignment for the benefit of creditors;

(ii)       the Member files a voluntary petition of bankruptcy;

(iii)      the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(iv)      the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v)       the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;

(vi)      the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);

(vii)     any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is stayed, for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

(viii)    if the Member is an individual, the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;

(ix)      if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(x)       if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

(xi)      if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or

(xii)     if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company.

“Management Committee” is the management committee consisting of individuals appointed by the Member and which acts pursuant to authority given under this Agreement.

“Member” means KHI.

“Member Minimum Gain” has the meaning set forth in Regulation Section 1.704-(2)(d)(i) for “partner nonrecourse minimum gain.”

“Member Loan Nonrecourse Deductions” means any Company deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Regulation Section 1.704-2(i).

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; (iii) right to participate in the management of and vote on matters coming before the Company; and (iv) unless this Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.

“Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulations under Code Section 704(b).

“Negative Capital Account” means a Capital Account with a balance of less than zero.

“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulation Section 1.704-2(b)(3).

“Percentage” means the percentage set forth after the Member’s name on Exhibit A.

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i)        all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(ii)       any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iii)      any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704- l(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(iv)      gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

(v)       in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(vi)      notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Secretary” means the Secretary of State of the State of Illinois.

Section II
Formation and Name: Office; Purpose; Term

2.1.      Organization. KHI, through its authorized organizer and agent, organized the Company as a limited liability company through the filing with the Secretary effective on April 14, 2004 of Articles of Organization, pursuant to the Act and the provisions of this Agreement, as described in the Recitals to this Agreement.

2.2.      Name of the Company. The name of the Company is “Kimball Hill Homes Illinois, LLC”. The Company may do business under that name and under any other name or names which the Member selects. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall comply with applicable provisions of the Act.

2.3.      Purpose. The Company is organized to purchase, acquire, buy, sell, own, finance, trade in, hold, develop, obtain entitlements for, improve, lease, manage, subdivide, and otherwise deal in and with, directly and/or in or through partnerships, joint ventures, corporations and other limited liability companies, residential and other real estate projects of any type and at any and all locations. To carry out such general purposes, which shall in all cases be liberally construed, the Company may transact any and all lawful businesses for which limited liability companies may be organized under the Act.

2.4.      Term. The term of the Company began upon the filing of the Articles of Organization of the Company with the Secretary and shall continue in existence perpetually, unless its existence is sooner terminated pursuant to Section VII of this Agreement.

2.5.      Registered Office; Principal Place of Business. The registered office of the Company in the State of Illinois shall be located at 208 S. LaSalle Street, Chicago, Illinois 60604 or at any other place within the State of Illinois upon which the Member selects. The principal office of the Company in the State of Illinois shall be located at 5999 New Wilke Road, Suite 504, Rolling Meadows, 60008, or at any other place which the Member selects.

2.6.      Registered Agent. The name and address of the Company’s resident agent in the State of Illinois shall be CT Corporation, 208 South LaSalle Street, Chicago, Illinois 60604.

2.7.      Member. The name, present mailing address, taxpayer identification number, and Percentage of the Member are set forth on Exhibit A.

Section III
Member; Capital; Capital Accounts

3.1.      Initial Capital Contributions. The Member shall promptly contribute to the Company cash as set forth on Exhibit A as its initial Capital Contribution.

3.2.      Additional Capital Contributions.

3.2.1.   Additional capital contributions may be made by contributions of cash and/or property as may be determined to be appropriate from time-to-time by the Member. Such additional capital contributions may be made subject to certain liabilities as may be determined by the Member, in which event the Company shall assume such designated liabilities. If the Member at any time or from time to time determines that the Company requires additional Capital Contributions, then the Member may, but shall not be required to, make any part or all of such additional Capital Contribution to the Company.

3.2.2.   The Member shall not be required to contribute any additional capital to the Company and shall have no personal liability for any obligation of the Company.

3.3.      No Interest on Capital Contributions. The Member shall not be paid interest on its Capital Contributions.

3.4.      Capital Accounts. A Capital Account shall be maintained for the Member.

3.5.      Loans. The Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Member determines.

Section IV
Profit, Loss, and Distributions

4.1.      Distributions of Cash Flow and Allocations of Profit or Loss Other Than Capital Transactions.

4.1.1.   Profit or Loss Other Than from a Capital Transaction. After giving effect to the special allocations set forth in Section 4.3, for any taxable year of the Company, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Sections 4.2.1 and 4.2.2) shall be allocated to the Member.

4.1.2.   Cash Flow. Cash Flow for each taxable year of the Company shall be distributed when and as determined to be appropriate by the Member to it.

4.2.      Distributions of Capital Proceeds and Allocation of Profit or Loss from Capital Transactions.

4.2.1.   Profit. After giving effect to the special allocations set forth in Section 4.3, Profit from a Capital Transaction shall be allocated as follows:

 4.2.1.1.  If the Member has a Negative Capital Account to the Member, until its Negative Capital Account has been reduced to zero, unless the Member determines such action is not necessary to comply with applicable accounting standards and income tax laws and regulations.

 4.2.1.2.  Next, Profit shall be allocated to the Member to and to the extent necessary to increase its Capital Accounts to equal its Capital Contributions.

 4.2.1.3.  Any Profit in excess of the foregoing allocations shall be allocated to the Member.

4.2.2.   Loss. After giving effect to the special allocations set forth in Section 4.3, Loss from a Capital Transaction shall be allocated as follows:

 4.2.2.1.  If the Member has a Positive Capital Account, to the Member, until its Positive Capital Account has been reduced to zero.

 4.2.2.2.  Any Loss not allocated to reduce the Positive Capital Account to zero pursuant to Section 4.2.2.1 shall be allocated to the Member.

4.2.3.   Capital Proceeds. Capital Proceeds shall be distributed and applied by the Company in the following order and priority:

 4.2.3.1.  to the payment of all expenses of the Company incident to the Capital Transaction; then

 4.2.3.2.  to the payment of debts and liabilities of the Company then due and outstanding (including all debts due to the Member); then

 4.2.3.3.  to the establishment of any reserves which the Member deems necessary for liabilities or obligations of the Company; then

 4.2.3.4.  the balance shall be distributed as follows:

4.2.3.4.1.  to the Member, until its remaining Adjusted Capital Balance has been paid in full; then

4.2.3.4.2.  if the Member has a Positive Capital Account after the distributions made pursuant to Section 4.2.3.4.1 and before any further allocation of Profit pursuant to Section 4.2.1.3, to the Member.

4.3.      Regulatory Allocations.

 4.3.1.  Qualified Income Offset. The Member shall not be allocated Losses or deductions if the allocation causes the Member to have an Adjusted Capital Account Deficit. If the Member receives (1) an allocation of Loss or deduction (or item thereof) or (2) any distribution, which causes the Member to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to the Member, before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.3.1 is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).

 4.3.2.  Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(f)(2), (3) and (4), if, during any taxable year, there is a net decrease in Minimum Gain, the Member, prior to any other allocation pursuant to this Section IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to the Member’s share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section 4.3.2 shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. It is the intent of the Member that any allocation pursuant to this Section 4.3.2 shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(f).

4.3.3.   Contributed Property and Book-Ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1 (b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated to the Member so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

4.3.4.   Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.7041(b)(2)(iv)(m), to be taken into account in determining the Capital Account, the amount of the adjustment to the Capital Account shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Member in a manner consistent with the manner in which its Capital Account is required to be adjusted pursuant to that Section of the Regulations.

4.3.5.   Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated to the Member.

4.3.6.   Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Member, since it bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(b).

4.3.7.   Guaranteed Payments. To the extent any compensation paid to the Member by the Company, including any fees payable to the Member pursuant to Section 5.3 hereof, is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Member other than in the Member’s capacity as a Member within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of that compensation.

4.3.8.   Unrealized Receivables. If the Member’s Interest is reduced (provided the reduction does not result in a complete termination of the Member’s Interest), the Member’s share of the Company’s “unrealized receivables” and “substantially appreciated inventory” (within the meaning of Code Section 751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Section 4.4 hereof which is taxable as ordinary income (recaptured) for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to the Member, be specially allocated to the Member in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture. Any questions as to the aforesaid allocation of ordinary income (recapture), to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Member.

 4.3.9.  Withholding. All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the Member for all purposes under this Agreement.

4.4.      Liquidation and Dissolution.

 4.4.1.  If the Company is liquidated, the assets of the Company shall be distributed to the Member in accordance with the balance in its Capital Account, after taking into account the allocations of Profit or Loss pursuant to Sections 4.1 or 4.2, if any, and distributions, if any, of cash or property, if any, pursuant to Sections 4.1 and 4.2.3.

 4.4.2.  The Member shall not be obligated to restore a Negative Capital Account.

4.5.      General.

 4.5.1.  Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Member.

 4.5.2.  If any assets of the Company are distributed in kind to the Member, those assets shall be valued on the basis of their fair market value as determined by the Member, The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Account of the Member prior to the distribution of the assets in liquidation pursuant to Section 4.4.

 4.5.3.  The Member may, upon the advice of the Company’s tax counsel, amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b).

Section V
Management: Rights, Powers, and Duties

5.1.      Manager.

5.1.1.   Manager. Upon the effective date of this Agreement, the Company has one Member, which is KHI. As provided by the Articles of Organization under which the Company was organized, the Company shall be managed by that Member. The Member shall generally manage all of the operations of the Company through a Management Committee, to be appointed as provided for in Section 5.2 below. The Management Committee shall appoint officers to carry out the duties and responsibilities as provided in Section 5.3 below. All persons acting at any time as Management Committee Members and/or as officers of the Company are acting for the Company and not individually as members of the Company.

5.1.2.   General Powers. The Member shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, and the power to delegate any and all such functions, including without limitation, for Company purposes, the power to:

5.1.2.1.            acquire by purchase, lease, or otherwise, any real or personal property, tangible or intangible;

5.1.2.2.            construct, operate, maintain, finance, and improve, and to own, sell, convey, assign, mortgage, or lease any real estate and any personal property;

5.1.2.3.            sell, dispose, trade, or exchange Company assets in the ordinary course of the Company’s business;

5.1.2.4.            enter into agreements and contracts and to give receipts, releases, and discharges;

5.1.2.5.            purchase liability and other insurance to protect the Company’s properties and business;

5.1.2.6.            borrow money for and on behalf of the Company, and, in connection therewith, execute and deliver instruments authorizing the confession of judgment against the Company.

5.1.2.7.            execute or modify leases with respect to any part or all of the assets of the Company,

5.1.2.8.            prepay, in whole or in part, refinance, amend, modify, or extend any mortgages, trust deeds or security agreements which may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals, or modifications of such mortgages, trust deeds or security agreements;

5.1.2.9.            execute any and all other instruments and documents which may be necessary or in the opinion of the Member desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Company;

5.1.2.10.          make any and all expenditures which the Member, in its sole discretion, or in the discretion of the parties to whom the Member has delegated the authority to act for the Company as provided for above, deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting and other related expenses incurred in connection with the organization and financing and operation of the Company;

5.1.2.11.          enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company;

5.1.2.12.          invest and reinvest Company reserves in short-term instruments or money market funds; and

5.1.2.13.          delegate any or all of its authority and powers as manager of the Company to the Management Committee.

5.2.      Management Committee.

5.2.1    Powers of Management Committee. The Member hereby establishes a management committee (the “Management Committee”) and delegates to the Management Committee the Member’s full power and authority as manager of the Company to represent the Company, to act in the name of the Company and to manage the business of the Company, including without limitation the powers and authorities set forth in Section 5.1.2 of this Agreement. Further, the Member hereby authorizes the Management Committee to delegate its powers and authorities to the officers and other managers of the Company. The officers of the Company described in Section 5.3 shall have the powers and authorities set forth therein. The officers of the Company shall conduct the business operations and activities of the Company in a manner consistent with the policies adopted from time to time by the Management Committee.

5.2.2    Composition of Management Committee. The Management Committee shall consist of three persons (“Management Committee Members”), who shall be appointed from time to time by the Member. The Member hereby appoints David K. Hill, Eugene K. Rowehl and Hal H. Barber as the initial members of the Management Committee, effective as of the date hereof. Each Management Committee Member shall hold office until his successor shall have been appointed by the Member. Management Committee Members need not be residents of Illinois. Any vacancy occurring in the Management Committee shall be filled by the Member. The Management Committee from time to time shall appoint officers of the Company to act for and on behalf of the Company.

5.2.3    Meetings of the Management Committee. The Management Committee shall meet at such times and places as a majority of the Management Committee Members may designate from time to time. Notice of any meeting shall be given at least five days previous thereto by written notice mailed or telefaxed to each Management Committee Member at his business address, unless the giving of such notice is waived by such Management Committee Member. The attendance of a Management Committee Member at any meeting shall constitute a waiver of notice of such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Management Committee need be specified in the notice or waiver of notice of such meeting.

A majority of the Management Committee shall constitute a quorum for transaction of business at any meeting of the Management Committee. The act of the majority of the Management Committee Members present at a meeting at which a quorum is present shall be the act of the Management Committee. Any action which may be taken at a meeting of the Management Committee may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by all the Management Committee Members. Any written consent signed by all the Management Committee Members shall have the same effect as a unanimous vote, and may be stated as such in any document reflecting action taken by the Management Committee.

5.3.      Officers of the Company. The officers of the Company shall be a chairman and chief executive officer, one or more vice-chairmen, a president, one or more vice-presidents, a treasurer, a secretary, and such other officers as may be elected or appointed from time to time by the Management Committee. Any two or more offices may be held by the same person. Each officer shall hold office until his successor shall have been duly elected or until his death or until he shall resign or shall have been removed by the Management Committee. Election of an officer shall not of itself create contract rights.

5.3.1    Chairman and Chief Executive Officer. Subject to the direction and control of the Management Committee, the chairman shall be the chief executive officer and shall have the following general duties and responsibilities: be in charge of the business of the Company; see that the resolutions and directions of the Management Committee are carried into effect except in those instances in which that responsibility is specifically assigned to some other person by the Management Committee; and, in general, discharge all duties incident to the office of chairman and such other duties as may be prescribed by the Management Committee from time to time. The chairman shall preside at all meetings of the Management Committee. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Management Committee, the chairman may execute for the Company any contracts, deeds, mortgages, bonds, or other instruments which the Management Committee has authorized to be executed.

5.3.2    Vice Chairman. The Vice Chairman (or Chairmen) shall assist the chairman and chief executive officer in the discharge of his duties as the chairman may direct and shall perform such other duties as from time to time may be assigned to him by the chairman or by the Management Committee. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Management Committee, each Vice Chairman may execute for the

Company any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

5.3.3    President. The president shall assist the chairman and chief executive officer in the discharge of the chairman’s duties as the chairman may direct and shall perform such other duties as from time to time may be assigned to him by the chairman or by the Management Committee. In the absence of the chairman or in the event of his inability or refusal to act, the president shall perform the duties of the chairman, and when so acting, shall have all the powers of the chairman. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Management Committee, the president may execute for the Company any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

5.3.4    Vice Presidents. Each of the vice-presidents shall assist the president in the discharge of the president’s duties as the president may direct and shall perform such other duties as from time to time may be assigned to him by the chairman and chief executive officer, the president or the Management Committee. In the absence of the president or in the event of his inability or refusal to act, the vice-presidents in the order of seniority of tenure as vice-president shall perform the duties of the president, and when so acting, shall have all the powers of the president. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Management Committee, each of the vice-presidents may execute for the Company any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

5.3.5    Treasurer. The treasurer shall be the chief financial officer and principal accounting officer of the Company. He shall have charge of and be responsible for the maintenance of adequate books of account for the Company, have charge and custody of all funds and securities of the Partnership and be responsible for the receipt and disbursement thereof, and perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the chairman and chief executive officer, the president or the Management Committee.

5.3.6    Secretary. The secretary shall record the minutes of Management Committee meetings or actions taken by unanimous consent of the Management Committee, be custodian of the Company’s records, sign with the chairman and chief executive officer or the president or a vice-president or any other officer authorized by the Management Committee any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed, except when a different mode of execution is expressly prescribed by the Management Committee, and perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chairman, the president or the Management Committee.

5.3.7    Assistant Treasurers and Assistant Secretaries. The assistant treasurers and assistant secretaries shall perform such duties as shall be assigned to them by the treasurer or the secretary, respectively, or by the chairman and chief executive officer, the president or the Management Committee.

5.4.      Authority of Officers and Managers. In addition to the powers and authorities granted to officers as provided in Section 5.3 above, the Member or the Management Committee from time to time may grant additional powers and authorities to the officers and managers of the Company. The Management Committee may authorize any officer, manager or employee of the Company to enter into any contract, including without limitation contracts to borrow money, and to execute and deliver any instrument, including without limitation promissory notes and other evidences of indebtedness, in the name of and on behalf of the Partnership, and such authority may be general or confined to specific instances. The officers and managers of the Company shall have authority to delegate any or all of their respective powers and authorities to subordinate managers and employees of the Company.

5.5.      Actions by Member. Since there is only one Member, any action of the Member can be taken unilaterally by written consent or by any other means deemed appropriate by the Member.

5.6.      Personal Services.

5.6.1.   The Member is not required to perform services for the Company solely by virtue of being a Member.

5.6.2.   Upon substantiation of the amount and purpose thereof, the Member shall be entitled to compensation and to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.7.      Duties of Member.

5.7.1.   The Member shall devote such time to the business and affairs of the Company as it deems necessary to carry out the Member’s duties set forth in this Agreement.

5.7.2.   Nothing in this Agreement shall be deemed to restrict in any way the rights of the Member to conduct any other business or activity whatsoever, and the Member shall not be accountable to the Company with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to its rights to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom.

5.8.      Liability and Indemnification.

5.8.1.   The Member, the members of the Management Committee and the officers appointed by the Management Committee shall not be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by them within the scope of the authority conferred on them by this Agreement or for any actions for which they may be indemnified as provided for below in this Section 5.8.

5.8.2.   The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member, Management Committee Member, officer, employee or agent of the Company (collectively, an “Action”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Action by judgment or settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

5.8.3.   Any indemnification under Section 5.8.2 shall be made by the Company only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person requesting indemnification has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Management Committee by a majority vote of a quorum consisting of Management Committee Members who are not parties to such Action, or (b) if directed by the Management Committee, by independent legal counsel in a written opinion. Notwithstanding the foregoing, to the extent that a Member, Management Committee Member, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any Action, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

5.8.4.   Expenses (including attorneys’ fees) actually and reasonably incurred by a Member, Management Committee Member, officer, employee or agent of the Company in connection with the defense or disposition of any Action may be paid from time to time by the Company in advance of the final disposition thereof upon receipt of (a) an affidavit by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 5.8.2., and (b) an undertaking by such person to repay to the Company the amounts so paid if it is ultimately determined that he is not entitled to indemnification as authorized in Section 5.8.2., which undertaking may be accepted by the Company without reference to the financial ability of such person to make repayment. Any payment of expenses under this Section 5.8.4 shall be made in the sole discretion of the Company and on such terms and conditions as the Company, in its sole discretion, deems appropriate.

5.8.5.   If both the Company and any person to be indemnified are parties to an Action, legal counsel representing the Company therein may, at the request of such person, also represent such person (unless such dual representation would involve such legal counsel in a conflict of interest in violation of applicable law or principles of professional ethics), and the Company shall pay all fees and expenses of such legal counsel incurred during the period of dual representation other than those, if any, that would not have been incurred if legal counsel were representing only the Company. Any allocation of fees and expenses between the Company and such person made by legal counsel shall be final and binding upon the Company and such person.

5.8.6.   The indemnification and advancement of expenses provided by this article shall not be deemed exclusive of any other rights to which a Member, Management Committee Member, officer, employee or agent of the Company may be entitled under any contract, agreement or otherwise, both as to action in his official capacity and as to action in another capacity while holding such position or office, and shall continue as to a person who has ceased to be a Member, Management Committee Member, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

5.8.7.   The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Member, Management Committee Member, officer, employee or agent of the Company, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this article.

Section VI
Transfer of Interests and Withdrawals of Members

6.1.      Transfers. Since the Member is the only Member of the Company, it may at any time transfer any part or all of its Membership Rights or Interest to anyone it designates on such terms and conditions as it may determine in its sole discretion. In such event, the Member shall make appropriate modifications to this Agreement.

Section VII
Dissolution, Liquidation, and Termination of the Company

7.1.      Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

 7.1.1.  when the period fixed for its duration in Section 2.4 has expired; or

 7.1.2.  upon a determination to do so by the Member.

7.2.      Procedure for Winding Up and Dissolution. If the Company is dissolved, the Member shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including the Member if it is a creditor, in satisfaction of the liabilities of the Company, and then to the Member.

7.3.      Filing of Articles of Cancellation. If the Company is dissolved, the Member shall promptly file Articles of Cancellation with the Secretary. If there is no Member, then the Articles of Cancellation shall be filed by the legal or personal representatives of the former Member.

Section VIII
Books, Records, Accounting, and Tax Elections

8.1.      Bank Accounts. The Member shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the persons who will have authority with respect to the accounts and the funds therein.

8.2.      Books and Records.

 8.2.1.  The Member shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the articles of organization and operating agreement and all amendments to the articles and operating agreement; a current list of the business address of the Member; and the Company’s federal, state or local tax returns. The Member may cause the financial statements to be audited but shall not be required to do so.

 8.2.2.  The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company’s principal office.

8.3.      Annual Accounting Period. The annual accounting period of the Company and its taxable year shall be selected by the Member, subject to the requirements and limitations of the Code.

8.4.      Reports. Within seventy-five (75) days after the end of each taxable year of the Company, the Member shall cause to be prepared that tax information concerning the Company which is necessary for preparing the Member’s income tax returns for that year.

8.5.      Tax Matters Person. The Member shall be the Company’s “tax matters person” (“Tax Matters Person”) and shall have all powers and responsibilities provided in Code Section 6221, et seq. or such other provisions as may become applicable to limited liability companies. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Person in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against the Member, even though it relates to the Company.

8.6.      Tax Elections. The Member shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Member’s sole and absolute discretion.

8.7.      Title to Company Property.

 8.7.1.  Except as provided in Section 8.7.2, all real and personal property acquired by the Company shall be acquired and held by the Company in its name.

 8.7.2.  The Member may direct that legal title to all or any portion of the Company’s property be acquired or held in a name other than the Company’s name. Without limiting the foregoing, the Member may cause title to be acquired and held in its name or in the names of trustees, nominees, or straw parties for the Company. It is expressly understood and agreed that the manner of holding title to the Company’s property (or any part thereof) is solely for the convenience of the Company, and all of that property shall be treated as Company property.

Section IX
General Provisions

9.1.      Assurances. The Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Member deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.2.      Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally sent by certified or registered mail, postage prepaid, return receipt requested sent by recognized overnight delivery service or by facsimile transmittal. A notice must be addressed to Member at the Member’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by facsimile shall be deemed given when sent provided notice by personal delivery or overnight delivery service is effective the day following such facsimile transmission. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

9.3.      Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or

(ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

9.4.      Complete Agreement, This Agreement constitutes the complete and exclusive statement of the agreement of the Member. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Member.

9.5.      Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Illinois.

9.6.      Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.7.      Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.8.      Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court in Chicago, Illinois. The Member hereby consents to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

9.9.      Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

9.10.    Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.11.    Estoppel Certificate. The Member may at any time, deliver to any appropriate third party a certificate stating, to the Member’s knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder, or if there is a default, the nature and extent thereof.

9.12.    Recitals. The Recitals at the beginning of this Agreement are incorporated into and are an integral part of this Agreement.

IN WITNESS WHEREOF, KHI has executed this Agreement as of the date set forth hereinabove.

MEMBER:	KIMBALL HILL, INC., an Illinois corporation

	By:	/s/ David K. Hill
David K. Hill, Chairman and CEO